                                                                       EXHIBIT 6


                         SECURITIES REPURCHASE AGREEMENT

                                by and among the

                            SOUTHERN UTE INDIAN TRIBE

                                       and

                           CONTANGO OIL & GAS COMPANY


                           Dated as of March 28, 2002

                        SECURITIES REPURCHASE AGREEMENT

This SECURITIES REPURCHASE AGREEMENT dated as of March 28, 2002 (this "AGREEMENT"), is entered into by and among the Southern Ute Indian Tribe, a federally recognized Indian tribe organized under the Indian Reorganization Act of 1934, doing business as Red Willow Production Company and as the Southern Ute Indian Tribe Growth Fund ("SELLER") and Contango Oil & Gas Company, a Delaware corporation ("BUYER") (collectively, the "PARTIES").

                                    RECITALS

WHEREAS, Seller previously purchased (i) Two Million Five Hundred Thousand (2,500,000) shares of Buyer's common stock (the "INITIAL SHARES") pursuant to that certain Securities Purchase Agreement dated as of June 8, 2000, as amended and modified to the date hereof (the "JUNE 2000 PURCHASE AGREEMENT"), (ii) Seventy Five Thousand (75,000) shares of Buyer's common stock (the "ADDITIONAL SHARES", and together with the Initial Shares, the "SHARES") pursuant to a Bill of Sale - Common Stock dated September 27, 2001, executed by John P. Jurrius in favor of Seller, and (iii) a warrant to purchase up to One Hundred Twenty Five Thousand (125,000) shares of Buyer's common stock (the "WARRANT") pursuant to that certain Securities Purchase Agreement dated as of August 24, 2000, as amended and modified to the date hereof (the "AUGUST 2000 PURCHASE AGREEMENT");

WHEREAS, in connection with the June 2000 Purchase Agreement, Seller and Buyer entered into that certain Participation Agreement, dated June 8, 2000, as amended and modified to the date hereof (the "PARTICIPATION AGREEMENT"), pursuant to which Buyer granted to Seller the right to acquire an undivided eighteen and 75/100ths percent (18.75%) interest in oil and gas exploration and development prospects and acquisitions of proved oil and gas reserves acquired by Buyer through Buyer's agreement with Juneau Exploration Company;

WHEREAS, pursuant to the June 2000 Purchase Agreement, Buyer also granted to Seller options to purchase up to 17,500 shares of Buyer's common stock (the "OPTIONS");

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to repurchase from Seller, all of Seller's right, title and interest in the Shares, all on the terms and conditions set forth herein;

WHEREAS, concurrently with the sale and purchase of the Shares, the Parties also desire to terminate the Participation Agreement and cancel the Warrant and the Options;

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

                                   ARTICLE I

                     DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1 Definitions. For purposes of this Agreement, including the Exhibits and Schedules hereto, except as otherwise expressly provided or unless the context otherwise requires, the terms defined in this Section 1.1 shall have the meanings herein assigned to them and the capitalized terms defined elsewhere in this Agreement, by inclusion in quotation marks and parentheses, shall have the meanings so ascribed to them.

               "Affiliate" with respect to any party, any Person directly or indirectly controlling, controlled by, or under common control with such party, and any officer, director or executive employee of such party and includes any past or present Affiliate of any such Person.

               "August 2000 Purchase Agreement" has the meaning specified in the recitals to this Agreement.

               "Business Day" means a day, other than a Saturday, Sunday or legal holiday on which commercial banks are authorized or obligated by law or executive order to close in the State of Texas.

               "Closing Date" means the date of Closing, or such later date on which each condition specified in Article VI has been fulfilled or waiver by the Party for whose benefit such condition exists, or such other date as the Parties may mutually agree in writing.

               "Governmental Authority" means any federal, state, provincial, local, governmental, judicial, public, quasi-public or administrative authority or agency.

               "June 2000 Purchase Agreement" has the meaning specified in the recitals to this Agreement.

               "Lien" means any mortgage, lien, security interest, pledge, encumbrance, restriction on transferability, defect of title, charge or claim of any nature whatsoever on any property or property interest.

               "Losses" means any and all losses, liabilities, claims, demands, penalties, fines, settlements, damages (excluding consequential, punitive, exemplary, special and incidental damages) and any related expenses (including, without limitation, legal, accounting, consulting and investigation expenses and litigation costs).

               "Options" has the meaning specified in the recitals to this Agreement.

               "Participation Agreement" has the meaning specified in the recitals to this Agreement.

               "Person" means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated association, corporation, other entity or any Governmental Authority.

               "Shares" has the meaning specified in the recitals to this Agreement.

               "Warrant" has the meaning specified in the recitals to this Agreement.

               "Other Definitions". The following terms have the meaning ascribed to them in the Sections noted:

                                                       SECTION
                                                     -----------
                "Buyer Indemnified Party"            Section 5.1
                "Closing"                            Section 2.1
                "Losses"                             Section 5.1
                "Purchase Price"                     Section 2.2
                "Seller Indemnified Party"           Section 5.2

     Section 1.2 Rules of Construction. For purposes of this Agreement, including the Schedules hereto, if any

          (a) General. Unless the context otherwise requires, (i) "or" is not exclusive; (ii) words in the singular include the plural and words in the plural include the singular; (iii) words in the masculine include the feminine and words in the feminine include the masculine; (iv) any date specified for any action that is not a Business Day shall be deemed to mean the first Business Day after such date; and (v) a reference to a Person includes its successors and assigns.

          (b) Articles and Sections. References to Articles and Sections are, unless otherwise specified, to Articles and Sections of this Agreement. Neither the captions to Articles or Sections hereof shall be deemed to be a part of this Agreement.

          (c) Other Agreements. References herein to any agreement or other instrument shall, unless the context otherwise requires (or the definition thereof otherwise specifies), be deemed references to the same as it may from time to time be changed, amended or extended. There is no incorporation by reference unless expressly stated.

                                  ARTICLE II
                    CLOSING; REPURCHASE AND SALE OF SHARES;
                    TERMINATION OF PARTICIPATION AGREEMENT;
                      CANCELLATION OF WARRANT AND OPTIONS

Section 2.1 Closing. The transactions that are the subject of this Agreement shall be consummated at the office of Buyer in Houston, Texas as soon as possible but no later than March 29, 2002 or such other date as the parties may designate from time to time (the "CLOSING").

Section 2.2 Repurchase and Sale of the Shares. On the terms and subject to the conditions set forth herein, and in reliance upon the representations, warranties, obligations and agreements set forth herein, at the Closing, (i) Buyer shall deliver cash in the amount of Six Million One Hundred Eighty Thousand Dollars ($6,180,000) to Seller (the "PURCHASE PRICE"), and (ii) Seller shall sell, transfer and deliver to Buyer the Shares, free and clear of all Liens created by Seller, terminate the Participation Agreement in accordance with Section 2.7 hereof, and cancel the Warrant and the Options, in accordance with Section 2.6 hereof.

     Section 2.3 Transfer of the Shares. At the Closing, Seller shall deliver to Buyer those stock certificates representing the Shares, duly endorsed in blank.

Section 2.4 Method of Payment. Any amount payable under this Agreement shall be payable in immediately available funds by means of a wire transfer, if to Seller, to the account of Seller, Bank One, Colorado, ABA #102001017, for Account No. 485297376, in the name of Southern Ute Indian Tribe, for further credit to Southern Ute Growth Fund, or to such other account number and depository as Seller may by written notice direct.

Section 2.5 Fees and Stamp and other Transfer Taxes. Seller shall pay all sales, documentary, stamp and other transfer taxes, if any, payable as a result of the sale and transfer of the Shares and the Warrant, or payable as the result of any other action contemplated by this Agreement.

Section 2.6 Cancellation of Warrant and Options. As of the Closing Date, the Parties agree that the Warrant and Options shall be, and hereby are, cancelled, and shall have no further force or effect. At the Closing, Seller shall deliver to Buyer the original Warrant for cancellation.

Section 2.7 Termination of Participation Agreement. As of the Closing Date, the Parties agree that notwithstanding the terms of Section 15.1 of the Participation Agreement, the Participation Agreement shall be, and hereby is, terminated, and shall have no further force or effect.

Section 2.8 Further Assurances. From time to time after the Closing, and without further consideration, the Parties shall execute such further documents and perform such further acts as may be necessary to transfer and convey the Shares on the terms contained herein, and to otherwise comply with the terms of this Agreement and consummate the transactions contemplated hereby.

Section 2.9 Failure to Close. If the Closing does not occur on or before the scheduled closing date as set forth in Section 2.1 hereof, either party may terminate this Agreement by giving written notice to the other party. Thereafter, neither party shall have any further obligations to the other hereunder, other than any obligations and liabilities arising prior to such termination and those obligations that by their terms survive the termination of this Agreement.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller hereby represents, warrants and covenants to Buyer that:

Section 3.1 Organization. Seller is a federally recognized Indian tribe organized under the Indian Reorganization Act of 1934. Seller has the power and authority to own its properties and to carry on its business as now conducted and to enter into and to carry out the terms of this Agreement.

Section 3.2 Authorization. Seller has the requisite power and authority, to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance by Seller of this Agreement has been duly authorized by all necessary action of Seller, and no other act or proceeding on the part of Seller or its members is necessary to authorize the execution, delivery or performance by Seller of this Agreement.

Section 3.3 Validity of Agreement. This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforcement may be subject to (i) bankruptcy, insolvency, reorganization, or other similar laws now or hereafter in effect affecting the enforcement of creditors' rights generally, and (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

Section 3.4 Consents and Approvals. To the best of Seller's knowledge, no consent, approval, order or authorization of, or registration, declaration or filing with, any Person is required to be made or obtained by Seller in connection with the authorization, execution, delivery and performance by Seller of this Agreement and the transactions contemplated hereby.

Section 3.5 No Violation. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated herein (a) will not result in the breach of any of the terms or conditions of, or constitute a default under, or in any manner release any party thereto from any obligation under, any mortgage, note, bond, indenture, contract, agreement, license or other instrument or obligation of any kind or nature by which Seller may be bound or affected; (b) to the best of Seller's knowledge will not violate any law, order, writ, injunction, rule, regulation, statute or decree of any court, administrative agency, or Governmental Authority; (c) will not result in the creation or imposition of any Liens upon the Shares, the Warrant or the Options; or (d) will not violate any provision of the organizational documents of Seller.

Section 3.6 Absence of Liabilities. As of the Closing Date, Seller will have no indebtedness, liability or obligation of any kind, whether known or unknown, accrued, absolute, asserted or unasserted, contingent or otherwise with respect to the Shares, the Warrant or the Options.

Section 3.7 Ownership of Shares, Warrant and Options. Seller is the sole beneficial holder of the Shares, the Warrant and the Options and has good and marketable title to the Shares, the Warrant and the Options, free and clear of any and all covenants, conditions, restrictions, liens and claims (other than restrictions under the Securities Act of 1933, as amended, and state securities laws). Seller has not heretofore exercised any of the Options nor has it exercised the Warrant.

Section 3.8 Access to Information Regarding Buyer. Seller is closely familiar with the business affairs and financial condition of Buyer. Seller has had the opportunity to meet with the officers and directors of Buyer throughout the period of time since its initial acquisition of the Shares, the Warrant and the Options, to learn about the business affairs and financial condition of Buyer and to access fully Buyer's books and records. Seller has received all information that it has requested from Buyer regarding Buyer, Buyer's assets, financial condition, results of operations, business and its prospects, and has had an opportunity to discuss the foregoing with Buyer's management and to ask questions of the officers of Buyer.

Section 3.9 Acknowledgment and Waiver Regarding Certain Information; Knowledge and Experience. Seller hereby acknowledges that: (i) Buyer, its officers, directors, employees or affiliates may be in possession of material, nonpublic information regarding Buyer, its financial condition, results of operations, businesses, properties, assets, liabilities, management, projections, appraisals, plans and prospects, as well as information regarding the claims of creditors of Buyer; and (ii) if Seller were in possession of some or all of such information Seller might not sell any or all of the Shares, agree to cancel the Warrant and the Options or agree to terminate the Participation Agreement pursuant to this Agreement. Seller also agrees to waive any right to the information referred to in the preceding sentence. Seller further acknowledges that it has conducted its own investigation, to the extent that Seller has determined necessary or desirable, regarding the information described in the first sentence of this Section 3.9. Seller further represents and warrants that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of selling the securities.

                                  ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents, warrants and covenants to Seller that:

     Section 4.1 Corporate Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

Section 4.2 Authorization. The execution and delivery of this Agreement, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all necessary organizational action and no other act or proceeding on the part of Buyer is necessary. Buyer has full power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder.

Section 4.3 No Violation. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated herein do not and will not: (a) result in the breach of any of the terms or conditions of, or constitute a default under, or in any manner release any party thereto from any obligation under, any mortgage, note, bond, indenture, contract, agreement, license or other instrument or obligation of any kind or nature by which Buyer may be bound or affected; (b) violate any law, order, writ, injunction, rule, regulation, statute or decree of any court, administrative agency, or Governmental Authority; or (c) violate any provision of the Certificate of Incorporation or by-laws of Buyer.

Section 4.4 Consents and Approvals. No consent, approval or authorization of, or declaration, filing or registration with, any Person is required to be made or obtained by Buyer in connection with the execution and delivery of this Agreement by Buyer, the performance by Buyer of its obligations hereunder, and the consummation by it of the transactions contemplated hereby.

                                   ARTICLE V

                                INDEMNIFICATION

Section 5.1 Indemnification by Seller. If the Closing occurs, Seller hereby agrees to indemnify, defend and save Buyer and its officers, directors, employees, agents and Affiliates (all or each, a "BUYER INDEMNIFIED PARTY") harmless from and against (a) any and all liabilities (whether contingent, fixed or unfixed, liquidated or unliquidated, or otherwise), obligations, deficiencies, demands, claims, suits, actions, or causes of action, assessments, losses, costs, expenses, interest, fines, penalties, and damages (including reasonable fees and expenses of attorneys, accountants and other experts) (individually and collectively, the "LOSSES") suffered, sustained or incurred by any Buyer Indemnified Party relating to, resulting from, arising out of or otherwise by virtue of any misrepresentation or breach of the representations or warranties of Seller contained in this Agreement or in any exhibit or schedule hereto; (b) the failure of Seller to perform any of its covenants or obligations contained in this Agreement; and (c) the liabilities and obligations relating to or arising out of the ownership of the Shares, the Warrant or the Options and attributable to any act, omission, occurrence or event occurring prior to Closing.

Section 5.2 Indemnification by Buyer. If the Closing occurs, Buyer agrees to indemnify, defend and save Seller and its Affiliates, and their respective officers, directors, employees and agents (each, a "SELLER INDEMNIFIED PARTY") forever harmless from and against any and all Losses sustained or incurred by any Seller Indemnified Party relating to, resulting from, arising out of or otherwise by virtue of: (a) any misrepresentation in or breach of the representations and warranties of Buyer contained in this Agreement or in any schedule or exhibit hereto; (b) the failure of Buyer to perform any of its covenants or obligations contained in this Agreement or in any exhibit or schedule hereto; and (c) the liabilities and obligations relating to or arising out of ownership of the Shares or the cancellation of the Warrant and the Options and attributable to any act, omission, occurrence or event occurring after Closing.

Section 5.3 Indemnification Procedure. Any party seeking indemnification pursuant to this Article V shall promptly provide written notice of any claim to the party from which it seeks indemnification within a reasonable period of time. The indemnifying person, if it so elects, shall assume and control the defense thereof (and shall consult with the indemnified person with respect thereto), including the employment of counsel reasonably satisfactory to the indemnified person within ten (10) Business Days after receipt of the notice with respect thereto, and the payment of all necessary expenses; provided that as a condition precedent to the indemnifying person's right to assume control of such defense, it must first enter into an agreement with the indemnified person (in form and substance reasonably satisfactory to the indemnified person) pursuant to which the indemnifying person agrees to be fully responsible for all losses relating to such claim and unconditionally guarantees the payment and performance of any liability or obligation which may arise with respect to such claim or the facts giving rise to such claim for indemnification; provided further that the indemnifying person shall not have the right to assume control of such defense if the claim which the indemnifying person seeks to assume control of (i) seeks non-monetary relief or (ii) involves criminal or quasi-criminal allegations; and provided further that (i) the indemnifying person shall not consent to the imposition of any injunction against the indemnified person without the written consent of the indemnified person, (ii) the indemnifying person shall permit the indemnified person to participate in such conduct or settlement through counsel chosen by the indemnified person, but the fees and expenses of such counsel shall be borne by the indemnified person (except as provided below), and (iii) upon a final determination of such action, suit or proceeding, the indemnifying person shall promptly reimburse to the full extent required under this Article V the indemnified person for the full amount of any Loss resulting from such action, suit or proceeding and all reasonable and related expenses incurred by the indemnified person, other than fees and expenses of counsel for the indemnified person incurred after the assumption of the conduct and control of such action, suit or proceeding by the indemnifying person (except as provided below). If the indemnifying person is permitted to assume and control the defense and elects to do so, the indemnified person shall have the right to employ counsel separate from counsel employed by the indemnifying person in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the indemnified person shall be at the expense of the indemnified person unless (i) the employment thereof has been specifically authorized by the indemnifying person in writing, (ii) the indemnifying person has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the indemnifying person and the indemnified person, (iii) the indemnifying person has failed to assume the defense and employ counsel; or (iv) the indemnified person has reasonably determined that an adverse outcome could have a material adverse effect on its business reputation or could reasonably be expected to have a materially adverse precedential effect; in which case the fees and expenses of the indemnified person's counsel shall be paid by the indemnifying person. In the event the indemnifying person fails to elect to defend such claim in accordance with the foregoing, then the indemnified person may elect, but shall not be required, to defend against or settle such claim as it sees fit, provided that any settlement of such claim shall require the consent of the indemnifying person, which consent shall not be unreasonably withheld.

Section 5.4 Failure to Give Timely Notice. A failure by an indemnified person to give timely, complete or accurate notice as provided in Section 5.3 will not affect the rights or obligations of any party hereunder except and only to the extent that such failure results in actual prejudice to the indemnifying person.

                                  ARTICLE VI

                               CLOSING CONDITIONS

Section 6.1 Buyer's Conditions to Closing. Subject to Section 7.6, the obligation of Buyer to proceed with the Closing contemplated hereby is subject to the satisfaction on or prior to the Closing of all of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Seller contained in Article III of this Agreement shall be true and correct in all material respects.

          (b) Board Approval. Buyer shall have received authorization to acquire the Shares, to terminate the Participation Agreement, and to cancel the Warrant and the Options from its Board of Directors.

          (c) Compliance with Agreement. At Closing, Seller shall have performed and complied with all agreements and conditions required by this Agreement to be performed and complied with by it prior to or on the date scheduled for Closing.

          (d) No Obstructive Proceedings. As of the Closing, there shall be no suit, action or other proceeding, or injunction, writ, final judgment or preliminary restraining order or any order of any nature issued by a court or Governmental Authority of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as herein provided and no proceeding or lawsuits shall have been commenced or threatened by any Governmental Authority or other person with respect to any of the transactions contemplated by this Agreement.

          (e) Approvals and Consents. Buyer shall be reasonably satisfied that all approvals and consents necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained, including, without limitation, (i) the consent of the holders of Buyer's Series A Senior Convertible Cumulative Preferred Stock and Series B Senior Convertible Cumulative Preferred Stock with respect to Buyer's repurchase of the Shares from Seller, and (ii) the consent of Guaranty Bank, FSB, Buyer's senior lender, with respect to the Credit Agreement dated June 29, 2001, between Buyer and Guaranty Bank, FSB.

Section 6.2 Seller's Conditions to Closing. Subject to Section 7.6, the obligation of Seller to proceed with the Closing contemplated hereby is subject to the satisfaction on or prior to the Closing of all of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Buyer contained in Article IV of this Agreement shall be true and correct in all material respects.

          (b) Compliance with Agreement. At Closing, Buyer shall have performed and complied with all agreements and conditions required by this Agreement to be performed and complied with by it prior to or on the date scheduled for Closing.

                                  ARTICLE VII

                                 MISCELLANEOUS

Section 7.1 Notices. All notices, reports, records or other communications that are required or permitted to be given to the Parties under this Agreement shall be sufficient in all respects if given in writing and delivered in person, by telecopy, by overnight courier or by registered or certified mail, postage prepaid, return receipt requested, to the receiving party at the following address:

     If to Seller:       Southern Ute Indian Tribe, doing business as Red Willow
                         Production Company
                         2577 Main Avenue
                         Durango, CO  81301
                         Attention: Robert J. Zahradnik
                         Telecopier: 970.375.2216
                         Phone: 970.375.2199

     If to Buyer:        Contango Oil & Gas Company
                         3700 Buffalo Speedway, Suite 960
                         Houston, TX  77098
                         Attention:  Kenneth R. Peak
                         Telecopier: 713.960.1065
                         Phone: 713.960.1901

or such other address as such party may have given to the other party by notice pursuant to this Section 7.1. Notice shall be deemed given on (i) the date such notice is personally delivered, (ii) three (3) days after the mailing if sent by Certified or Registered Mail, (iii) one (1) day after the date of delivery to the overnight courier if sent by overnight courier, or (iv) the next succeeding day after transmission by facsimile.

Section 7.2 Entire Agreement. The Schedules and Exhibits attached to this Agreement shall be deemed to be an integral part of this Agreement. This Agreement, including the Schedules and Exhibits, set forth the entire understanding of the Parties with respect to the subject matter hereof and may be modified only by instruments signed by both of the Parties hereto.

Section 7.3 Counterparts. This Agreement may be executed via facsimile in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 7.4 Third Parties. Nothing in this Agreement, express or implied, is intended to confer any right or remedy under or by reason of this Agreement on any Person other than the Parties hereto and their respective heirs, representatives, successors and assigns, nor is anything set forth herein intended to affect or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third party any right of subrogation or action over against any party to this Agreement.

Section 7.5 Expenses. Each of the Parties shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by hereunder, including, without limitation, legal and accounting fees and expenses.

Section 7.6 Waiver. No failure of any party to exercise any right or remedy given such party under this Agreement or otherwise available to such party or to insist upon strict compliance by any other party with its obligations hereunder, and no custom or practice of the Parties in variance with the terms hereof, shall constitute a waiver of any party's right to demand exact compliance with the terms hereof, unless such waiver is set forth in writing and executed by such party.

Section 7.7 Survival. All representations, warranties, indemnifications and rights to set off of the Parties hereto contained in or arising out of this Agreement or otherwise in connection herewith shall survive the Closing hereunder and shall continue in effect until the expiration of all applicable statute of limitations (including any extensions of said statute). Unless a specified period is set forth in this Agreement (in which event such specified period will control), all covenants contained in this Agreement will survive the Closing and remain in effect indefinitely.

Section 7.8 Governing Law; Jurisdiction. This Agreement shall be construed and governed in accordance with the laws of the State of Texas without regard to the principles of conflicting laws. Any action to enforce, or which arises out of or relates in any way to, any of the provisions of this Agreement shall be brought and prosecuted solely in the Texas state courts or the Federal district courts located in Harris County, Texas.

Section 7.9 Assignment. No party may assign its rights or delegate its obligations hereunder without the consent of the other party. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective heirs, successors and assigns.

Section 7.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any party. Upon any binding determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible and in an acceptable manner, to the end that the transaction hereby may be contemplated to the extent possible.

Section 7.11 Headings. The subject headings of paragraphs and subparagraphs of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                              SELLER:

                              SOUTHERN UTE INDIAN TRIBE,
                              DOING BUSINESS AS RED WILLOW PRODUCTION COMPANY AND AS SOUTHERN UTE INDIAN TRIBE GROWTH FUND


                              By:  /s/  ROBERT SANTISTEVAN
                                   --------------------------------------------
                              Name:  Robert Santistevan
                              Title: Executive Director, Southern Ute Indian
                                     Tribe Growth Fund


                              BUYER:

                              CONTANGO OIL & GAS COMPANY,
                              A DELAWARE CORPORATION


                              By:  /s/  KENNETH R. PEAK
                                   --------------------------------------------
                                   Kenneth R. Peak
                                   President and Chief Executive Officer